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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CABG MEDICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2006
Dear Fellow Shareholders:
     As a beneficial owner of common stock of CABG Medical, Inc. (the “Company” or “CABG Medical”) on March 24, 2006, you are cordially invited to attend a Special Meeting of our shareholders. The Special Meeting is scheduled to be held at the offices of Fredrikson & Byron, P.A., 200 Sixth Street South, Suite 4000, Minneapolis, Minnesota, 55402, beginning at 2:00 p.m. on Thursday, April 27, 2006. At the meeting, a Plan of Liquidation and Dissolution (the “Plan”) for the Company will be presented for the approval of our shareholders.
     Our Board of Directors has unanimously recommended that the Plan be presented for the approval of our shareholders, and unanimously believes that the Plan is currently in the best interests of shareholders since it will significantly reduce further unproductive consumption of our assets. As a result, our Board of Directors has unanimously recommended our shareholders vote “FOR” the Plan. If our shareholders approve the Plan, the Plan may only be revoked by our shareholders. We urge you to read carefully the information in the attached proxy statement, including the information set forth in “Factors to be Considered in Deciding Whether to Approve the Plan of Liquidation and Dissolution,” before deciding whether to approve the Plan.
     We sincerely hope that you will be able to attend the Special Meeting. However, whether or not you plan to attend, please complete and return the enclosed proxy in the accompanying envelope as soon as possible. Your shares will be voted at the meeting in accordance with your proxy. Any proxy using the form of proxy enclosed which is executed and returned and which is not marked as to a particular item will be voted “FOR” the Plan and adjournment of the Special Meeting, if necessary, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. You may, if you wish, withdraw any proxy previously given at any time before our shareholders act on the proposal to approve the Plan.
     Prior to the date of the Special Meeting, our Board of Directors intends to evaluate any strategic alternatives to our liquidation and dissolution that may be identified. If any strategic alternative is identified and determined by the Board of Directors to be in the best interests of our shareholders, we will amend the attached proxy statement, or take such other action as may be required by law, to set forth the material provisions of any such alternative transaction and to otherwise comply with applicable law in connection with consummating any such alternative transaction.

Sincerely,

Manuel A. Villafaña
Chief Executive Officer and Chairman

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS
OVERVIEW
REASONS FOR THE PLAN OF LIQUIDATION AND DISSOLUTION
FACTORS TO BE CONSIDERED IN DECIDING WHETHER TO APPROVE THE PLAN OF LIQUIDATION AND DISSOLUTION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
POSSIBLE EFFECTS OF THE APPROVAL OF THE PLAN OF LIQUIDATION AND DISSOLUTION UPON DIRECTORS AND OFFICERS
PRINCIPAL PROVISIONS OF THE PLAN OF LIQUIDATION AND DISSOLUTION
SELECTED FINANCIAL DATA
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
OTHER SHAREHOLDER MATTERS
VOTE REQUIRED
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
OTHER MATTERS
SPECIAL MEETING OF SHAREHOLDERS

CABG MEDICAL, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     A Special Meeting of Shareholders of CABG Medical, Inc., a Minnesota corporation, is scheduled to be held on Thursday, April 27, 2006, at 2:00 p.m., at the offices of Fredrikson & Byron, P.A., 200 Sixth Street South, Suite 4000, Minneapolis, Minnesota (on the corner of Sixth Street and Second Avenue in downtown Minneapolis). The Special Meeting is scheduled for the following purposes:
1.	To approve the Plan of Liquidation and Dissolution described in the attached proxy statement;

2.	To consider and vote upon a proposal to adjourn the special meeting for a period of not more than 120 days for the purpose of soliciting additional proxies, if necessary, to approve the foregoing proposals; and

3.	To transact such other business as may properly come before the Special Meeting and any other adjournment or postponement thereof.
     The Plan of Liquidation and Dissolution is more fully described in the proxy statement, which is attached to and made a part of this notice.
     Our Board of Directors has fixed the close of business on March 24, 2006 as the record date for determining the shareholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. All persons who were shareholders as of the record date are cordially invited to attend the Special Meeting in person.
     Whether or not you plan to attend, please mark, date, sign and return the enclosed proxy card as promptly as possible in the accompanying envelope to ensure your representation at and the presence of a quorum for the Special Meeting. Our Board of Directors has unanimously recommended that our shareholders vote “FOR” the Plan and “FOR” adjournment, if necessary, to solicit additional proxies. Any proxy using the form of proxy enclosed which is executed and returned and which is not marked as to a particular item will be voted “FOR” the Plan, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. You may, if you wish, withdraw any proxy previously given at any time before our shareholders act on the proposal to approve the Plan.
     If only a portion of your common stock is registered in your name, or if you beneficially own stock in more than one name, you may receive multiple copies of the proxy materials. If so, please sign and return each proxy card you receive so that all of your shares may be voted.

BY ORDER OF THE BOARD OF DIRECTORS

Manuel A. Villafaña
Chief Executive Officer and Chairman
Minneapolis, Minnesota
March 28, 2006

CABG MEDICAL, INC.
Special Meeting of Shareholders
April 27, 2006
PROXY STATEMENT
QUESTIONS AND ANSWERS
     The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the Plan. You should still read carefully this proxy statement in its entirety before deciding whether to approve the Plan.

Q:	What does the Plan of Liquidation and Dissolution entail?

A:	If the Plan is approved, we will liquidate all of our non-cash assets, satisfy our liabilities and make one or more liquidating distributions to our shareholders of our remaining available cash. Please see “Principal Provisions of the Plan of Liquidation and Dissolution – Sale of Our Assets,” “Principal Provisions of the Plan of Liquidation and Dissolution – Liabilities; Contingency Reserve” and “Principal Provisions of the Plan of Liquidation and Dissolution – Liquidating Distributions” in this proxy statement for more information.

Q:	Can I sell my shares of common stock once the Plan of Liquidation and Dissolution is approved?

A:	Generally, no. Although our common stock is currently listed for trading on the NASDAQ National Market, we will delist our common stock and prohibit essentially all transfers of our common stock effective as of the opening of business on the first business day after approval of the Plan by shareholders. Please see “Principal Provisions of the Plan of Liquidation and Dissolution – Cut-Off Time” in this proxy statement for more information.

Q:	What will happen if the Plan of Liquidation and Dissolution is not approved?

A:	We have already discontinued essentially all active operations and terminated seven of our eleven employees. If the Plan is not approved, we will continue to review strategic alternatives and attempt as best we can to preserve our remaining assets; however, without a prompt dissolution, our remaining assets will continue to be consumed. See “Background and Reasons for the Plan of Liquidation and Dissolution” in this proxy statement for more information.

Q:	Have any security holders indicated to you how they intend to vote on the Plan of Liquidation and Dissolution?

A:	Yes. Our founder, Chairman and Chief Executive Officer, Manny Villafaña, has advised us that he intends to vote all shares of our common stock held by him in favor of the Plan. Additionally, Angiotech Pharmaceuticals, Inc. (“Angiotech”) has advised us that it intends to vote its shares in accordance with the Board’s recommendation. As of the record date, Mr. Villafana and Angiotech collectively owned 6,884,715 shares of our common stock, or approximately 37.0% of our outstanding shares. Please see “Principal Shareholders” and “Vote Required” in this proxy statement.

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Q:	When will shareholders receive payments from the liquidation and dissolution?

A:	We currently intend to make an initial cash distribution to shareholders within 30 days following approval of the Plan by shareholders. We will determine the amount of the initial distribution primarily based upon our available cash and estimate of the realizable value of our other liquid assets, the settlement amount of our known obligations, the amount of assets we expect to consume during the liquidation and dissolution of our business and subject to a reasonable reserve for contingent obligations and expenses. After we sell our illiquid assets (such as equipment and other tangible and intangible assets used in the conduct of our business) and settle all remaining contingent and unforeseen obligations, we will distribute our remaining cash to our shareholders in a final distribution to shareholders. Please see “Principal Provisions of the Plan of Liquidation and Dissolution – Liquidating Distributions” and “Factors to be Considered in Deciding Whether to Approve the Plan of Liquidation and Dissolution” in this proxy statement.

Q:	What is the amount of the payment that shareholders will receive from the liquidation?

A:	Because of the uncertainties as to the net realizable value of our illiquid assets, the settlement amount of any contingent and currently unforeseen obligations and the amount of assets that will be consumed during the liquidation and dissolution of our business, it is impossible to predict with certainty how much cash will ultimately be distributed to our shareholders if the Plan is approved. However, based upon information presently available to us, we believe that our shareholders are likely to receive aggregate distributions of between $1.20 and $1.47 per share. While we currently believe distributions will be in the upper part of this range, the actual amount of such distributions could be significantly lower than $1.20 per share in the event of litigation related to our dissolution or the settlement of contingent obligations. Please see “Estimated Aggregate Distribution Amount” and “Factors to be Considered in Deciding Whether to Approve the Plan of Liquidation and Dissolution” in this proxy statement.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, you should complete and sign the enclosed proxy card and return it in the accompanying envelope as soon as possible so that your shares will be represented at the meeting and so we can ensure a quorum for the conduct of all business at the Special Meeting. Our Board of Directors has unanimously recommended our shareholders vote “FOR” the Plan. A majority of shares entitled to vote must be represented at the meeting to allow us to conduct business at the meeting. Please see “Overview – General” and “Overview — Proposal To Be Voted On At The Special Meeting” in this proxy statement for more information.

Q:	Can I change my vote after I have mailed my completed and signed proxy?

A:	Yes. You can change your vote any time before your proxy is voted at the Special Meeting. Please see “Overview – Revoking Your Proxy” in this proxy statement for more information.

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Q:	If my shares are held in “street name” by a broker, will the broker vote my shares on my behalf with respect to the approval of the Plan of Liquidation and Dissolution?

A:	A broker will vote your shares as to the approval of the Plan only if you provide the broker with instructions on how to vote. It is very important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:	Who can help answer questions?

A:	If you have any additional questions about any of the proposals or if you need additional copies of this proxy statement or any information incorporated by reference into this proxy statement, you can contact Mr. John Babitt, President and Chief Financial Officer, at (763) 258-8005. Our public filings can also be accessed at the website of the Securities and Exchange Commission, located at www.sec.gov, or our website, located at www. cabgmedical.com. We are not incorporating by reference into this proxy any information on our website.

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CABG MEDICAL, INC.
Special Meeting of Shareholders
April 27, 2006
PROXY STATEMENT
OVERVIEW
General
     This proxy statement describes issues on which we would like you, as a shareholder, to vote. It also provides you with information on these issues so that you can make an informed decision. This proxy statement is furnished in connection with the solicitation by the Board of Directors of CABG Medical, Inc., a Minnesota corporation (the “Company” or “CABG Medical”), of proxies in the enclosed form for use at a Special Meeting of Shareholders, and any adjournment or postponement thereof. The Special Meeting of Shareholders is scheduled to be held at the offices of Fredrikson & Byron, P.A., 200 Sixth Street South, Minneapolis, Minnesota (on the corner of Sixth Street and Second Avenue in downtown Minneapolis), on Thursday, April 27, 2006, at 2:00 p.m. local time.
     We anticipate mailing this proxy statement and the enclosed form of proxy to shareholders of record on March 24, 2006 beginning on or about March 30, 2006.
Record Date; Voting Securities
     The close of business on March 24, 2006 has been fixed as the record date for determining the holders of shares of our common stock entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. At the close of business on the record date, there were approximately 18,612,278 shares of common stock outstanding.
Proposal To Be Voted On At The Special Meeting
     You are being asked to vote on the approval of a Plan of Liquidation and Dissolution and to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies. Our Board of Directors unanimously recommends presenting the Plan of Liquidation and Dissolution to our shareholders, and believes that the Plan is currently in the best interest of our shareholders.
     You are receiving a proxy statement and proxy card from us because you beneficially owned shares of our common stock on the record date. Whether or not you plan to attend, please complete and return the enclosed proxy in the accompanying envelope. Our board of directors unanimously recommends that you vote “FOR” the Plan and “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies.
     When you sign the enclosed proxy card, you will be appointing Messrs. Manny Villafaña and John Babitt as your representatives at the meeting. These representatives will vote your shares, as you have instructed them on the proxy card, at the meeting. Any proxy which is executed and returned using the form of proxy enclosed and which is not marked as to a particular item will be voted “FOR” the approval of the Plan, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked.

Voting and Solicitation
     Each outstanding share of common stock on the record date is entitled to one vote on all matters. Shares of common stock may not be voted cumulatively. Votes cast by proxy or in person at the Special Meeting will be tabulated by the inspector of elections. The inspector will also determine whether or not a quorum is present.
     The approval of the Plan requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the record date. Any other matters submitted to the shareholders will require the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present as required under Minnesota law for approval of proposals presented to shareholders.
     In general, Minnesota law provides that a quorum consists of a majority of the shares entitled to vote being present in person or represented by proxy. The inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker returns a “non-vote” proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy shall be deemed present at the meeting for purposes of determining a quorum.
     Abstentions will be treated as negative votes for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker returns a “non-vote” proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy shall not be deemed to be represented at the meeting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is executed and returned using the form of proxy enclosed and which is not marked as to a particular item will be voted “FOR” the approval of the Plan and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked.
     The solicitation of proxies will be conducted by mail, and we will bear all special costs of this solicitation. These costs will include the expense of preparing and mailing proxy solicitation materials for the Special Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Special Meeting to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.
Revoking Your Proxy
     You may revoke your proxy at any time before it is voted at the meeting. In order to do this, you may either:
•	Sign and return another proxy at a later date;

•	Provide written notice of the revocation to our President and Chief Financial Officer, John Babitt; or

•	Attend the meeting and vote in person.

Voting Results
     Preliminary voting results will be announced at the meeting and final results will be publicly announced promptly following the meeting.
Other Business
     We are not aware of any business to be considered at the Special Meeting other than the proposals described in this proxy statement. However, if any other business is properly presented at the Special Meeting, your signed proxy card authorizes Messrs. Manny Villafaña and John Babitt to vote on such matters at their discretion.
Postponements and Adjournments
     Postponements and adjournments may be made for the purpose of, among other things, soliciting additional proxies. If a quorum does not exist, the Chairman of our Board of Directors may adjourn the meeting for up to 120 days, without further notice other than by an announcement made at the special meeting, unless objection such adjournment is made by a shareholder. An adjournment may also be made for up to 120 days, without further notice other than by an announcement made at the special meeting, by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists. Our Board of Directors recommend that you vote “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies.
How to Contact Us
     Our principal executive offices are located at 14505 — 21st Ave. N., Suite 212, Minneapolis, Minnesota, 55447, and our principal telephone number is (763) 258-8005.

REASONS FOR THE PLAN OF LIQUIDATION AND DISSOLUTION
Background
     We were formed as a medical technology company in December 1999 for the primary purpose of improving the treatment of coronary heart disease by advancing conventional bypass surgery. From November 2004 through November 2005 we conducted human clinical trials for our medical product, the Holly Graft System. In December 2004 and January 2005, we completed an initial public offering of our common stock with net proceeds of approximately $31.2 million. The majority of such proceeds were to be utilized to fund human clinical trials and develop a sales and marketing team for the Holly Graft System.
Conclusion of the Board of Directors
     On November 28, 2005, we announced the suspension of enrollment in our human clinical trials of the Holly Graft System due to safety and efficacy issues relating to our clinical results. After the announcement, the Board of Directors asked management to initiate a comprehensive investigation into the cause or causes of the Holly Graft System failures and possible remedies. At a Board of Directors meeting on February 7, 2006, management reviewed with the Board of Directors their views that the Holly Graft System would have to be substantially redesigned, that such a redesign would likely be extremely costly and that it could be at least two years before new clinical trials could begin. More importantly, there is no assurance that the redesign would be successful. Based on this report and the information it has received in various meetings and individual conferences with management since early December 2005, the Board of Directors concluded that beginning a redesign of the Holly Graft System and continuing to operate the Company in a research and development mode which, at best, would last for two years, was not in the best interests of shareholders.
     The Board of Directors unanimously agreed that the focus of our efforts should be on winding down our operations and obtaining shareholder approval of a Plan of Liquidation and Dissolution, while at the same time continuing to review certain limited strategic alternatives. Accordingly, management was authorized to reduce our staff by seven employees, investigate opportunities for the sale of assets, resolve creditor matters and begin preparations for the filing of a proxy statement seeking shareholder approval of the Plan. The Board of Directors also discussed with management the timing of and process for making distributions to shareholders.
Review of Alternatives
     During December 2005, we began contacting numerous potential business collaborators and strategic acquirers to explore various business combinations. There have been no serious discussions to date with any of these parties. On February 7, 2006 the Board of Directors concluded that management should begin preparing for our formal dissolution, as this course of action would most likely offer the best return to shareholders and be the least subject to risk. However, the Board of Directors also agreed that the Company should continue to identify and evaluate strategic alternatives until approval by the shareholders of the Plan. Accordingly, the Board authorized management to engage Goldsmith, Agio Helms, a Minneapolis investment bank, to assist us in identifying and evaluating strategic alternatives.
     We intend to move as quickly as possible to have the shareholders approve the Plan and begin our liquidation and dissolution, unless the Board of Directors determines that a strategic alternative is clearly superior to a liquidation and dissolution. In connection with any such strategic alternative, the Board of Directors will obtain the opinion of a qualified investment banker that the transaction is fair and in the best interests of the shareholders from a financial perspective and obtain assurances that the risk that such an alternative will not be consummated is insignificant. If any strategic alternative is identified and determined by the Board of Directors to be in the best interests of our shareholders, we will amend the attached proxy statement or take such other action as may be required by law, to set forth the material provisions of any such alternative transaction and to otherwise comply with applicable law in connection with consummating any such alternative transaction.

FACTORS TO BE CONSIDERED IN DECIDING WHETHER TO APPROVE THE PLAN OF LIQUIDATION AND DISSOLUTION
     There are many factors that our shareholders should consider when deciding whether to vote to approve the Plan. Such factors include primarily those factors set forth below.
There are risks associated with forward looking statements.
     This proxy statement contains certain forward looking statements, including statements contained under the heading “Estimated Aggregate Distribution Amount.” Forward-looking statements are based on current expectations or beliefs concerning future events. Such statements can be identified by the use of terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “Plan,” “project,” “will,” “forecast” and similar words or expressions. Our estimate of the amount of the per share distribution and timing of payment of per share distribution are forward-looking statements. You should not place undue reliance on forward looking statements since actual results may vary significantly from forward looking statements.
     Some of the factors that may cause the actual amount distributed to shareholders in a dissolution to be less than the distribution projected in our forward looking statements include: (i) unforeseen litigation in connection with the dissolution or other matters, (ii) costly settlements of contingent obligations, (iii) impairments and discounts incurred on the sale of illiquid assets, (iv) higher than expected professional fees and costs (including legal, accounting, consulting and distribution fees) incurred in connection with the liquidation and dissolution, and (v) the failure to complete the dissolution on the anticipated date, requiring us continue paying operating costs. The foregoing list may not include all events that could cause the actual cash distribution to shareholders in a dissolution to be significantly less than projected. We are not making any representation or warranty of any kind with respect to the accuracy of the projected range. Some assumptions on which the projected range is based inevitably will not materialize, and unanticipated events and circumstances could occur. There could be errors of omission or of estimation, and new events or circumstances could arise that require additional time or capital. As such, the actual cash distribution may be significantly lower than projected.
There can be no assurance that any strategic alternatives to a dissolution will be identified or, if any are identified, that any will be considered by our Board of Directors to be in the best interests of our shareholders.
     We intend to move as quickly as possible to have the shareholders approve the Plan and begin our liquidation and dissolution, unless the Board of Directors determines that a strategic alternative is clearly superior to the liquidation and dissolution. We intend to continue attempting to identify strategic alternatives, and have engaged an investment banking firm to assist us in these efforts. If any legitimate strategic alternatives are identified, the Board of Directors intends to consider all such alternatives. If the Company enters into a business combination agreement, the Board of Directors will obtain the opinion of a qualified investment banker to corroborate that the transaction if fair and in the best interest of the shareholders from a financial perspective. The Company will also obtain assurances that the risk that such a transaction would not be consummated would be insignificant. However, there can be no assurance whatsoever that any legitimate strategic alternative will be identified, or that our Board of Directors will consider any such transaction to be in the best interest of our shareholders.
After selling our assets and settling our obligations, there may significantly less cash available for distribution to shareholders than we currently anticipate.

     In connection with the planned dissolution, we have paid $985,000 in severance payments to our employees (excluding up to an additional $165,000 in retention payments that may be made to an officer and two other employees who remain employed through our final dissolution). Mr. Villafana will not receive a severance or a bonus in connection with the planned dissolution. In addition, we anticipate we will incur additional expenses and charges (both cash and non-cash) of $1,200,000 to $1,600,000 in connection with receiving shareholder approval for the Plan, selling our non-cash assets and in connection with making distributions to shareholders and effecting the legal dissolution of our business. Based upon our current projections, we anticipate that we will distribute a total of approximately $1.20 per share to $1.47 per share in cash to shareholders in a dissolution.
     While we believe the range of $1.20 to $1.47 per share in cash distributions to shareholders is a reasonable range, there is no way to predict with any certainty the aggregate cash which will ultimately be distributed to shareholders. The $1.47 per share represents the Board of Directors’ estimate of the amount that could be distributed to the shareholders if: (i) the dissolution is approved by shareholders on or about April 27, 2006, (ii) there are no significant legal actions brought against us prior to effecting the dissolution and (iii) there are no other significant contingent obligations arising prior to the effective date of the dissolution. The $1.20 per share amount represents the Board of Directors’ best estimate of the distributions the shareholders could reasonably expect to receive in the event the dissolution process does not proceed as currently anticipated. The $1.20 per share amount is a general estimate, and is not based upon specific scenarios or projections. Unforeseen patient or legal actions, contingent obligations, larger than anticipated impairments and discounts on the sale of illiquid assets and larger than expected operational expenses may reduce the amount of cash available for distribution to a greater extent than we anticipate, and depending on their magnitude, could reduce the actual cash distribution to significantly lower than $1.20 per share.
     Securities claims have been brought against companies in the past where the market price of the company’s securities has fallen due to adverse clinical results of early stage medical technologies. Any such litigation could be very costly and divert our remaining resources from being available for distribution to our shareholders. Any adverse determination in this kind of litigation could also substantially reduce our cash position, and reduce proceeds that would otherwise be distributed to our shareholders.
The timing of any distributions to our shareholders is difficult to predict.
     We intend to make an initial cash distribution to shareholders within 30 days following approval of the Plan by shareholders. After we sell all of our illiquid assets (such as equipment and other tangible and intangible assets used in the conduct of our business) and settle any remaining contingent and unforeseen obligations, we intend to make a final distribution to shareholders with respect to all of our remaining cash. We anticipate that all distributions will be made no later than December 2006. However, we cannot assure you that distributions will be made according to the foregoing time estimates because of uncertainties inherent in liquidating our business. These difficulties may include unanticipated delays in selling our non-liquid assets, in determining the nature and scope of settlement amounts for our known and contingent obligations and from being unable to control unforeseen claims that must be settled before we can make distributions to shareholders.
The proceeds from any sale of our assets may be less than anticipated.
     Sales of our remaining assets will be made on such terms as are approved by the Board of Directors and may be conducted by competitive bidding, public sales or privately negotiated sales. The prices at which we will be able to sell these assets will depend largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets public market perceptions and limitations on transferability of certain assets. Because some of our remaining assets, particularly intellectual property assets, may decline in value over time, we may not be able to consummate the sale of these assets in time to generate meaningful value. In addition, we likely will not obtain as high a price for our illiquid assets as we might obtain if we were not liquidating and dissolving our business.
If we fail to retain the services of current personnel, the Plan of Liquidation and Dissolution may not succeed.
     The success of the Plan depends in large part upon our ability to retain the services of our remaining personnel. The retention of qualified personnel is particularly difficult under our current circumstances and we have only four remaining full-time employees. All of these employees, including Messrs. Villafana and Babitt, have indicated that they will continue to provide their services to the Company until the shareholders approve the Plan, although there is no legal obligation for them to do so. For as long as they maintain their employment they will continue to receive their current salaries and benefits. Three of these employees, including Mr. Babitt will receive a retention bonus as an incentive to continue their employment with the Company until the Plan or a business combination is approved by shareholders. Mr. Babitt will receive a retention bonus of approximately $71,740 if he continues to be employed by CABG Medical at the time of a shareholder approved business combination or dissolution. The amount of the retention bonus received by Mr. Babitt may increase by up to $93,260 if the two other eligible employees are not employed at the time of a business combination or dissolution.
Our stock transfer books will close promptly after the date shareholders approve the Plan, after which it will not be possible for shareholders to trade our stock.
     We intend to close our stock transfer books and discontinue recording transfers of common stock effective as of the opening of business on the first business day (“Cut-Off Time”) after shareholders approve the Plan. Thereafter, certificates representing our common stock will not be assignable or transferable except by will, intestate succession or operation of law. The proportionate interests of all of our shareholders will be fixed on the basis of their respective stock holdings at the Cut-Off Time, and, after the Cut-Off Time, any distributions we make will be made solely to the shareholders of record at the Cut-Off Time, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding beneficial ownership of our common stock, as of March 24, 2006, by: (i) each person who is known by us to beneficially own more than 5% of the common stock, (ii) each of our directors, (iii) each of our named executive officers (i.e., our executive officers who we paid $100,000 or more in compensation in fiscal 2005) and (iv) all of our directors and executive officers as a group. Unless otherwise noted below, the address of each of the following shareholders is the same as our address, 14505 21st Avenue North, Suite 212
     Minneapolis, MN 55447.

	Shares	Percentage of
	Beneficially	Outstanding Shares
Name and Address	Owned(1)	Owned(1)
Manny Villafaña	5,784,000	31.1%
Angiotech Pharmaceuticals, Inc. (2)	2,366,538	12.7%
John L. Babitt (3)	530,000	2.8%
A. Jay Graf (4)	110,000	*
Robert E. Munzenrider (4)	50,000	*
Arch C. Smith (4)	51,500	*
All officers and directors as a group (5 persons)	6,525,500	34.5%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 24, 2006 are deemed outstanding for purposes of computing the percentage of the person holding such options, but are not deemed outstanding for purposes of computing the percentage of any other person. Except as indicated by footnote, we believe that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of common stock indicated.

(2)	Includes 1,265,823 warrants to purchase common stock at $0.01 per share held by Angiodevice International GMBH, a wholly owned subsidiary of Angiotech Pharmaceuticals, Inc. (“Angiotech”). Angiotech is located at 1618 Station Street, Vancouver, British Columbia, Canada, V6A 1B6.

(3)	Includes options to purchase 280,000 shares of common stock. Mr. Babitt disclaims beneficial ownership of such option shares as the weighted average exercise price of such options is $3.45, which is significantly above the proposed per share proceeds from the Plan, if approved. Mr. Babitt holds 250,000 shares of stock.

(4)	Includes 37,500 shares of restricted stock subject to forfeiture; 12,500 of such shares of restricted stock vest annually on December 13 of each year.

POSSIBLE EFFECTS OF THE APPROVAL OF THE PLAN OF LIQUIDATION AND DISSOLUTION UPON DIRECTORS AND
OFFICERS
     Other than as set forth below, it is not currently anticipated that our liquidation will result in any material benefit to any of our officers or directors that are different from the benefits to be received by all shareholders.
     Our Chairman and Chief Executive Officer, Manny Villafaña, holds approximately 5,750,000 shares that were acquired for $48,000 upon incorporation of the Company. Additionally, Mr. Villafaña acquired 34,000 shares in the open market between August 8 and August 22, 2005 at prices between $2.32 and $2.80 per share
     Our President and Chief Financial Officer, John Babitt, holds 250,000 shares of stock.
     The lowest exercise price at which the Company has granted any outstanding stock options to any officer or director is $1.13 per share, none of which has vested or will vest upon the approval of the Plan. If the Plan is approved, no officers of the Company will receive proceeds from any distribution in association with the Plan and as a result of the exercise of common stock options, as (i) any “in the money” stock options are unvested and will not vest upon the approval of the Plan and (ii) any vested common stock options will be “out of the money” upon approval of the Plan.
     Upon election to the Board of Directors, each outside director received a restricted stock grant (i.e., no consideration was required) of 50,000 shares. Currently each outside director holds 12,500 shares that have vested and would be eligible for participation in any distribution associated with the Plan.
     On February 8, 2006, all of the Company’s full-time employees, except Mr. Villafana, received termination payments equal to their current salaries in consideration of agreeing to the termination of their agreements with the Company under which they would have received payments equal to twice their current salaries in the event of a dissolution of the Company or a change of control.
     On the assumption that Mr. Babitt continues to be employed by us until the effective date of a dissolution or change in control, Mr. Babitt, in addition to his incentive bonus, would have been entitled to a change of control payment of $468,195. Mr. Babitt has waived his right to the change of control payment in lieu of receiving severance of one year’s salary or $211,750.
     In the event of a dissolution or a change of control of the Company, Mr. Villafana would have been entitled to a change of control/dissolution payment of $804,279 and up to $474,375 in severance obligations under his employment agreement, which terminates in April 2008. Mr. Villafana has waived all rights to these payments should the Company be formally dissolved. If the Company concludes a change of control transaction and Mr. Villafana’s employment is terminated within 12 months of the change in control, he would be entitled to a change of control payment of up to $804,279 and a payment of up to $474,375 in severance depending on the date of his termination.

PRINCIPAL PROVISIONS OF THE PLAN OF LIQUIDATION AND DISSOLUTION
     Following is a summary of certain aspects of the Plan of Liquidation and Dissolution. You should read the complete Plan of Liquidation and Dissolution attached as Appendix A to this proxy statement since this summary may not contain all of the information you should consider when determining whether to approve the Plan.
Cessation of Operations
     Since the announcement on February 8, 2006 that we were discontinuing active operations, our Board of Directors and management have taken steps to reduce substantially our operations and preserve remaining assets. Since February 8, 2006, our activities have been limited to seeking strategic alternatives to a dissolution, settling with our creditors and taking such action as may be necessary to preserve the value of our assets.
     If the Plan is approved by our shareholders, we are required by the provisions of Minnesota law to not engage in any activities except to the extent to preserve the value of our assets, wind up our activities and distribute our assets.
Cut-Off Time
     We intend to close our stock transfer books and discontinue recording transfers of shares of common stock at the opening of business on the first business day after the Plan is approved by our shareholders (the “Cut-Off Time”), and thereafter certificates representing shares of common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Cut-Off Time, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur on or after the Cut-Off Time. All liquidating distributions from the Company on or after the Cut-Off Time will be made to shareholders according to their holdings of common stock as of the Cut-Off Time. Subsequent to the Cut-Off Time, we may at our election require shareholders to surrender certificates representing their shares of the common stock in order to receive subsequent distributions. Shareholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by the Company to shareholders who have not surrendered their stock certificates may be held in trust for such shareholders, without interest, until the surrender of their certificates subject to escheat pursuant to the laws relating to unclaimed property. If a shareholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the shareholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.
Sales of Our Assets
     Sales of our assets will be made on such terms as are approved by our Board of Directors and may be conducted by competitive bidding or privately negotiated sales. If agreements for the sale of assets are entered into prior to the Special Meeting, such agreements may be contingent upon the approval of the Plan at the Special Meeting. Sales will only be made after our Board of Directors has determined that they are reasonable to the shareholders considering reasonably available information and our current circumstances. We likely will not be able to obtain as high a price for our illiquid assets as we might obtain if we were not liquidating and dissolving our business. We will not be required to obtain appraisals or other third party opinions as to the value of our assets in connection with their liquidation.

     Under Minnesota law, upon approval of the Plan by the shareholders, our Board of Directors may dispose of all of our assets without further approval of the shareholders. We do not anticipate that any shareholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by our Board of Directors. We do not anticipate amending or supplementing the proxy statement to reflect any such agreement or sale, unless required by applicable law.
Settlement of Liabilities; Contingency Reserve
     Under Minnesota law, we are required, in connection with our dissolution, to pay or provide for payment of all of our liabilities and obligations. Following approval of the Plan by our shareholders, we intend to promptly pay all expenses and known liabilities. We will also set aside as a contingency reserve, cash and other assets which we believe to be necessary for the payment of contingent and other currently unforeseen obligations. We are currently unable to estimate with precision the amount of any contingency reserve which may be required, but any such amount, in addition to any cash contributed to a liquidating trust, if one is utilized, will be deducted before the determination of amounts available for distribution to shareholders.
     The actual amount of the contingency reserve will be based upon estimates and opinions of management and our Board of Directors and derived from consultations with outside experts and review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in our financial statements, and reserves for litigation expenses. There can be no assurance that the contingency reserve will be sufficient. After the liabilities, expenses and obligations for which the contingency reserve had been established have been satisfied in full, we will distribute to our shareholders any remaining portion of the contingency reserve.
     If we were held by a court to have failed to make adequate provision for our expenses and liabilities, or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust or trusts, a creditor could seek an injunction against the making of distributions under the Plan on the ground that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay, substantially diminish or eliminate the cash distributions to be made to shareholders under the Plan.
Liquidating Distributions
     We currently anticipate making an initial pro rata distribution to shareholders within 30 days following approval of the Plan by shareholders. After the statutory notice and settlement periods required under Minnesota law, and after the final sale of all our non-cash assets, we anticipate we will be able to make a final pro rata distribution before the end of 2006. However, there is no fixed timeline for making distributions and no assurance can be given that distributions will be made according to the foregoing schedule.
Liquidating Trust
     If deemed necessary, appropriate or desirable by our Board of Directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more liquidating trusts established for the benefit of our shareholders, which property would thereafter be sold or distributed on terms approved by our trustees. Our Board of Directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution, for example, interests in any remaining intangibles, or where our Board of Directors determines that it would not be in our and our shareholders best interests for such assets to be distributed directly to the shareholders at such time. Our Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to such a liquidating trust. The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying our liabilities, if any, assumed by the trust, to our shareholders. Any liquidating trust acquiring all of our unsold assets will assume all of our liabilities and obligations and will be obligated to pay any of our expenses and liabilities which remain unsatisfied. If the contingency reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.
     The Plan authorizes our Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by our Board of Directors. It is anticipated that our Board of Directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of our shareholders. Approval of the Plan by the shareholders will also constitute the approval by our shareholders of any such appointment and any liquidating trust agreement or agreements.
     We have no present plans to use a liquidating trust or trusts, but our Board of Directors believes the flexibility provided by the Plan with respect to the liquidating trusts to be advisable. The trust would be evidenced by a trust agreement between us and the trustees. The purpose of the trust would be to serve as a temporary repository for the trust property prior to disposition or distribution to our shareholders. The transfer to the trust and distribution of interests therein to our shareholders would enable us to divest ourselves of the trust property and permit our shareholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our shareholders, to be held in trust for the benefit of the shareholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of common stock in order to receive the interests. It is further anticipated that pursuant to the trust agreements (i) a majority of the trustees would be required to be independent of our management; (ii) approval of a majority of the trustees would be required to take any action; and (iii) the trust would be irrevocable and would terminate after, the earliest of (x) the trust property having been fully distributed, or (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.
Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts
     Our common stock is currently traded on the NASDAQ National Market. We currently intend to close our stock transfer books on the Cut-Off Time and to cease recording stock transfers and issuing stock certificates other than replacement certificates at such time. Accordingly, trading in our common stock will cease at the Cut-Off Time.
     It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by our Board of Directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, our Board of Directors’ and management’s estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws. Should the interests be transferable, we plan to distribute an information statement with respect to the liquidating trust or trusts at the time of the transfer of assets and the liquidating trust or trusts may be required to comply with the periodic reporting and proxy requirements of the Exchange Act. The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through a securities exchange, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets.
Continued Employment of Officers and Directors
     During the liquidation of our assets, we may pay to our officers, directors, employees, and agents, or any of them, compensation for services rendered in connection with the implementation of the Plan and/or retention and severance benefits deemed necessary by our Board of Directors to further the implementation of the Plan. Your approval of the Plan will constitute your approval of the payment of any such compensation.
Continued Indemnification
     Following the approval of the Plan by our shareholders, we will continue to indemnify our officers, directors, employees and agents in accordance with our Restated Articles of Incorporation and Bylaws, including for actions taken in connection with the Plan and the winding up of our affairs. Our obligation to indemnify such persons may be satisfied out of the assets of any liquidating trust. Our Board of Directors and the trustees of any liquidating trust may obtain and maintain such insurance as may be necessary to support our indemnification obligations under the Plan.
Abandonment; Amendment
     Under the Plan, our Board of Directors may modify or amend the Plan in their discretion prior to the Plan being approved by our shareholders. If any such modifications or amendments occur, we will amend or supplement this proxy statement as required by law to reflect such changes. Under Minnesota law, after approval of the Plan by the shareholders the Plan can only be abandoned or revoked with the approval of a holders of a majority of our outstanding common stock.

SELECTED FINANCIAL DATA
     The following selected financial information should be read in conjunction with our audited financial statements and related notes thereto set contained in our Form 10-K delivered with this proxy statement.

	Period from
	December 3,
	1999 (date of
	inception) to
	December 31,	Year Ended December 31,
	2005	2001	2002	2003	2004	2005
		(In thousands)
Statements of Operations Data:
Revenue	$125	$—	$—	$—	$21	$104
Expenses:
Research and development	13,976	659	559	1,153	2,647	8,822
Marketing, general and administrative	3,833	118	151	405	996	2,105

Loss from operations	17,684	777	710	1,558	3622	10,823
Interest income	1,290	59	22	16	71	1,099

Net loss	$(16,394)	$(718)	$(688)	$(1,542)	$(3,551)	$(9,724)

Loss per common share — basic and diluted		$(0.09)	$(0.08)	$(0.17)	$(0.34)	$(0.52)

Weighted average shares outstanding — basic and diluted		8,152,521	8,490,000	8,967,308	10,298,639	18,624,697

	December 31,
	2001	2002	2003	2004	2005
	(In thousands)
Balance Sheet Data:
Cash and short-term investments	$1,614	$940	$1,737	$28,936	$32,648
Total current assets	1,622	950	1,767	29,227	33,263
Total assets	1,692	1,007	1,841	29,426	33,333
Total current liabilities	30	37	158	860	695
Total liabilities	33	37	158	860	695
Deficit accumulated during the development stage	(889)	(1,577)	(3,119)	(6,670)	(16,394)
Total stockholders’ equity	1,658	970	1,683	28,566	32,638

ESTIMATED AGGREGATE DISTRIBUTION AMOUNT
     As of December 31, 2005, our total assets were approximately $33.3 million, including $0.07 million of non-current assets, and our outstanding liabilities were approximately $0.7 million, all of which were current liabilities. Subsequent to December 31, 2005, and in connection with the planned dissolution, we paid $985,000 in severance payments. In addition, we anticipate that we will incur additional expenses and charges (both cash and non-cash) of $1,200,000 to $1,600,000 in connection with formulating and receiving shareholder approval of the Plan, selling our non-cash assets and in connection with making distributions to shareholders and dissolving our business. After giving effect to these items, and based upon our current projections for the outcome of other anticipated events, we anticipate we will be able to distribute a total of approximately $1.20 per share to $1.47 per share in cash to our shareholders in a dissolution.
     The $1.47 per share represents the Board of Directors’ estimate of the amount that could be distributed to the shareholders if: (i) the dissolution is approved by shareholders on or about April 27, 2006, (ii) there are no significant legal actions brought against us prior to effecting the dissolution and (iii) there are no other significant contingent obligations arising prior to the effective date of the dissolution. The $1.20 per share amount represents the Board of Directors’ best estimate of the distributions the shareholders could receive in the event the dissolution process does not proceed as currently anticipated. The $1.20 per share amount is a general estimate, and is not based upon specific scenarios or projections. Unforeseen patient or legal actions, contingent obligations, larger than anticipated impairments, discounts on the sale of illiquid assets and larger than expected operational expenses may reduce the amount of cash available for distribution to a greater extent than we anticipate, and depending on their magnitude, could reduce the actual cash distribution to significantly lower than $1.20 per share.
     While we believe the range of $1.20 to $1.47 per share is reasonable, the actual aggregate per share distribution amount and the timing of distributions in connection with the Plan are impossible to predict with certainty. Our initial determination is subject to many uncertainties, primarily arising from determining the realizable value of our illiquid assets, the settlement amount of any contingent and unforeseen obligations and the amount of assets that will be consumed during the liquidation and dissolution of our business.
     Some of the factors that we believe are most likely to cause the actual amount distributed to shareholders in a dissolution to be less than the distribution projected include: (i) unforeseen litigation in connection with the dissolution or other matters, (ii) unanticipated costly settlements of contingent obligations, (iii) larger than expected impairments and discounts incurred on the sale of illiquid assets, (iv) higher than expected professional fees and costs (including legal, accounting, consulting and distribution fees) incurred in connection with the dissolution, and (v) the failure to complete the dissolution on the anticipated date, requiring the Company to continue paying operating costs. The foregoing list may not include all events that could cause the actual cash distribution to shareholders in a dissolution to be significantly less than projected. We are not making any representation or warranty of any kind with respect to the accuracy of the projected range. Some assumptions on which the projected range is based inevitably will not materialize and unanticipated events and circumstances will occur. There could be errors of omission or of estimation, and new events or circumstances could arise that require additional time or capital. As such, the actual cash distribution may be significantly lower than projected.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     The following discussion sets forth the material United States federal income tax consequences to our shareholders of the liquidation and dissolution of the Company. This discussion does not purport to be a complete analysis of all the potential tax consequences to our shareholders. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of shareholders subject to special treatment under the federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations and mutual funds. It does not address the tax consequences of the liquidation and dissolution to foreign entities or individuals who are not citizens or residents of the United States. Furthermore, it does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.
     The following discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, and judicial decisions currently in effect, all of which are subject to change, which may be retroactive. Distributions pursuant to the Plan may occur at various times and in more than one tax year. We can give no assurance that the tax treatment described herein will be in effect at the time of the distributions.
     The following discussion is not binding on the IRS or the courts and assumes that we will liquidate in accordance with the Plan in all material respects. We have not requested a ruling from the IRS regarding the tax consequences of the liquidation and dissolution, and we will not seek an opinion of counsel regarding those tax consequences. If the IRS should take a position contrary to the tax consequences described below, the result could be increased taxation at the corporate or shareholder level thus reducing the benefit to the shareholders and us from the liquidation and dissolution.
     The following summary of United States federal income tax consequences is included for general information only and does not constitute legal advice to any shareholder. The tax consequences of the Plan may vary depending upon the particular circumstances of each shareholder. We strongly recommend that you consult your own tax advisor regarding the United States federal income tax consequences of the Plan in your particular circumstance and regarding any state, local, or foreign tax consequences to you of the Plan.
     The following summary (a) is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any United States federal tax penalties that may be imposed on such taxpayer; and (b) was written to support shareholders evaluation of whether to approve the Plan.
Federal Income Tax Consequences to Us
     After the approval of the Plan and until the dissolution is completed, we will continue to be subject to federal income tax on our taxable income, if any. We will recognize gain or loss on sales of our assets pursuant to the Plan. Upon the distribution of any property, other than cash, to shareholders or the liquidating trust pursuant to the Plan we will recognize gain or loss as if such property were sold to the shareholders at its fair market value (at the time of distribution), unless certain exceptions to the recognition of loss apply.
Federal Income Tax Consequences to Shareholders
     For federal income tax purposes, each of our shareholders will recognize gain or loss upon our liquidation and dissolution equal to the difference between (i) the sum of the amount of cash and the fair market value (at the time of distribution) of any property distributed to that shareholder, and (ii) that shareholder’s tax basis in his or her shares of common stock.
     Each shareholder’s gain or loss will be computed on a “per share” basis. The value of each liquidating distribution will be applied against and reduce a shareholder’s tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and all prior liquidating distributions received by a shareholder with respect to a share exceeds his or her tax basis in that share. Any loss will generally be recognized only when you receive the final distribution from us and then only if the aggregate value of all liquidating distributions with respect to a share is less than the shareholder’s tax basis in that share. Gain or loss recognized by a shareholder with respect to liquidating distributions will generally be capital gain or loss, provided the shares are held as capital assets. However, if the IRS were to take the position that distributions made pursuant to the Plan were not liquidating distributions, the result could be treatment of distributions as dividends taxable at ordinary applicable rates. In addition, various provisions of the Code may be applicable, depending on each shareholder’s circumstances, to convert all or a portion of capital gain into ordinary income.
     Upon any distribution of property, the shareholder’s tax basis in the property immediately after the distribution will be the fair market value of that property at the time of distribution. The gain or loss realized upon the shareholder’s subsequent sale or disposition of that property will equal the difference between the shareholder’s tax basis in the property at the time of sale or disposition and the proceeds of the sale or disposition. Gain or loss recognized upon a subsequent sale or disposition of the distributed property will be characterized as capital or ordinary based on the character of the property distributed, not on the character of the stock.
     After the close of our taxable year, we will provide each shareholder and the IRS with a statement of the amount of cash distributed to the shareholder and our best estimate of the value of any property distributed to them during that year. There is no assurance that the IRS will not challenge that valuation, which could result in a change in the amount of gain or loss recognized with respect to that distribution. Distributions of property other than cash could result in tax liability that exceeds the amount of cash received. In that case, the shareholder would be required to satisfy his or her tax obligations from other sources or by selling all or a portion of the property received.
Certain Federal Income Tax Consequences Arising from Liquidating Trust
     If we transfer assets to a liquidating trust or trusts, we intend to structure each trust so that shareholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject. The liquidating trust should not be subject to federal income tax. After formation of a liquidating trust the shareholders will be required to recognize, for federal income tax purposes, their allocable portion of any income, gain or loss recognized by the liquidating trust. As a result of the transfer of property to the liquidating trust and the ongoing operations of the liquidating trust or trusts, shareholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust with which to pay such tax.
State and Local Tax
     Shareholders may also be subject to state or local taxes on liquidating distributions paid to them or a liquidating trust, and on any income recognized by a liquidating trust. Shareholders should consult their tax advisors with respect to the state and local tax consequences of the Plan.

OTHER SHAREHOLDER MATTERS
Absence of Appraisal Rights
     Under the Minnesota Business Corporations Act, our shareholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the Plan.
Regulatory Approvals
     No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the dissolution.
VOTE REQUIRED
     The approval of the Plan requires the affirmative vote of the holders of a majority of the outstanding shares of common stock as of the record date. Messrs. Manny Villafaña and Angiotech have independently advised us that they each intend to vote all shares of their respective shares of our common stock in favor of the Plan. As of the record date, Mr. Villafaña and Angiotech collectively owned 6,884,715 shares of our common stock, or approximately 37.0% of our outstanding shares.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     Our Annual Report on Form 10-K for the year ended December 31, 2005 is incorporated herein by reference and is being furnished to shareholders along with this proxy statement. Any statement in the forgoing document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement modifies or supersedes such statement.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website located at www.sec.gov or our website at www.cabgmedical.com. You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington DC, 20549. You may obtain additional information on the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.
     All documents pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting or any adjournment or postponement thereof which are deemed to be “filed” for purposes of the Securities Exchange Act shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement in a document filed subsequent to the date hereof that is incorporated or deemed to be incorporated by reference herein shall be deemed to modify or supersede any statements in this proxy statement, including any statements incorporated by reference in this proxy statement prior to the date of such subsequent filing, to the extent that a statement contained in such subsequently filed document modifies or supersedes such statement.
     We will promptly provide without charge to each shareholder to whom a copy of this proxy statement is delivered, upon the written or oral request of such shareholder, a copy of the document incorporated by reference herein. Requests for such copies should be directed to CABG

Medical, Inc., attention Mr. John Babitt, President and Chief Financial Officer, by mail to 14505 - 21st Ave. N., Suite 212, Minneapolis, Minnesota, 55447, or by telephone to (763) 258-8005.
OTHER MATTERS
     The Board of Directors is not aware of any other business that will be presented to the Special Meeting. If any other business is properly brought before the Special Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable. It is important that the proxies be returned promptly. Shareholders are urged to mark, date, execute and promptly return the accompanying proxy card in the accompanying envelope as soon as possible.

By Order of the Board of Directors,

Manuel A. Villafaña
Chief Executive Officer and Chairman
March 28, 2006
Minneapolis, Minnesota

APPENDIX A
PLAN OF LIQUIDATION AND DISSOLUTION
OF
CABG MEDICAL, INC.
     This Plan of Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of CABG Medical, Inc., a Minnesota corporation (the “Company”), in accordance with the Minnesota Business Corporation Act (the “MBCA”) and Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:
     1. Effective Date. The Board of Directors of the Company (the “Board of Directors”) has scheduled a Special Meeting (the “Meeting”) of the Company’s shareholders (the “Shareholders”) on April 27, 2006 to approve the Plan. If Shareholders holding a majority of the Company’s outstanding common stock, no par value per share (the “Common Stock”), vote to approve this Plan at the Meeting, at any other valid time after a postponement or adjournment of the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the Shareholders may approve the Plan if the Meeting is postponed or adjourned to a later date (the “Adoption Date”).
     2. Cessation of Business Activities. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.
     3. Continuing Employees and Consultants. For the purpose of effecting the dissolution of the Company, the Company shall hire or retain, at the discretion of the Board of Directors, such employees and consultants as the Board of Directors deems necessary or desirable to supervise the dissolution.
     4. Liquidation Process. From and after the Adoption Date, the Company shall complete the following corporate actions:
          (a) Liquidation of Assets. The Company shall determine whether and when to (i) transfer the Company’s property and assets (other than cash, cash equivalents and accounts receivable) to a liquidating trust (established pursuant to Section 7 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the shareholders based upon reasonably available information and the Company’s circumstances, without any further vote or action by the Shareholders. The Company’s assets and properties may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.
          (b) Payment of Obligations. The Company shall satisfy or, as determined by the Board of Directors, make reasonable provision for the satisfaction of, all legally enforceable claims and obligations of the Company, including the payment of any severance, retention and other compensation claims, all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown. The Company shall give notice to known and unknown creditors by publication or mail as required by the MBCA.

          (c) Distributions to Shareholders. The Company shall distribute pro rata to the Shareholders, all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 7 hereof), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees, in their absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property (the “Contingency Reserve”) to satisfy claims against the Company, including, without limitation, tax obligations, all expenses related to the sale of the Company’s property and assets, all expenses related to the collection and defense of the Company’s property and assets, and the liquidation and dissolution provided for in this Plan.
     5. Cancellation of Stock. The distributions to the Shareholders pursuant to Sections 4, 7 and 8 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Shareholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Shareholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees (“Satisfactory Evidence and Indemnity”). As a condition to receipt of any final distribution to the Shareholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Shareholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will close its stock transfer books and discontinue recording transfers of Common Stock at the opening of business on the first business day (the “Cut-Off Time”) after the Adoption Date, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law. The proportionate interests of the Shareholders in the assets of the Company shall be fixed on the basis of their respective shareholdings at the Cut-Off Time. Thereafter unless the stock transfer books of the Company are reopened because the Plan cannot be carried into effect under the MBCA or otherwise, the Shareholders’ respective interests in the Company’s assets shall not be transferable by the negotiation of stock certificates.
     6. Abandoned Property. If any distribution to a Shareholder cannot be made, whether because the Shareholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such Shareholder is entitled (unless transferred to the Trust established pursuant to Section 7 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Shareholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.
     7. Liquidating Trust. If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the Shareholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees (the “Trustees”), for the benefit of the Shareholders, under a liquidating trust (the “Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the Shareholders, including without limitation non-cash assets and assets held on behalf of the Shareholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the Shareholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the Shareholders for the purposes of Section 4 of this Plan. Any such conveyance to the Trustees shall be in trust for the Shareholders of the Company. The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Shareholders of any such appointment, any such liquidating trust agreement and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.
     8. Timing of Distribution. Whether or not a Trust shall have been previously established pursuant to Section 7, in the event it should not be feasible for the Company to make the final distribution to the Shareholders of all assets and properties of the Company prior to April 30, 2008 then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 7.
     9. Notice of Intent to Dissolve and Articles of Dissolution. The Company shall be dissolved in accordance with the MBCA. As soon as practicable after the Adoption Date and pursuant to the MBCA, the Company shall prepare and file a Notice of Intent to Dissolve with and for acceptance by the Minnesota Secretary of State. Upon final distribution to the shareholders of the Company’s assets, the Company shall prepare and file Articles of Dissolution and upon such filing the legal existence of the Company shall cease.
     10. Expenses of Dissolution. The Company shall bear all of the expenses incurred by it in carrying out this Plan including, but not limited to, all printing, legal, accounting, custodian and transfer agency fees, the expenses of any reports to or meeting of shareholders and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan, whether or not the liquidation contemplated by this Plan is effected.
     11. Compensation. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan.

     12. Indemnification. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its Articles of Incorporation and Bylaws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder.
     13. Modification or Abandonment of the Plan. Prior to approval by the Shareholders, the Board of Directors may modify this Plan and the transactions contemplated hereby without the consent of the Shareholders. After approval of this Plan by the Shareholders, this Plan may be abandoned or revoked only in accordance with the provisions of Section 302A.731 of the MBCA.
     14. Authorization. The Board of Directors of the Company is hereby authorized, without further action by the Shareholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

CABG MEDICAL, INC.
SPECIAL MEETING OF SHAREHOLDERS
April 27, 2006
2:00 p.m. (central daylight time)

Fredrikson & Byron, P.A.
200 Sixth Street South
Suite 4000
Minneapolis, MN

CABG Medical, Inc. 14505 21st Avenue North, Suite 212 Minneapolis, MN 55447	Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Manuel A. Villafaña and John L. Babitt, and each or either one of them, as proxies of the undersigned, each with full power of substitution, to vote all the shares of common stock of CABG Medical, Inc. which the undersigned is entitled to vote at the Special Meeting of Shareholders of CABG Medical, Inc. to be held on April 27, 2006, and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, and with discretionary authority as to any and all other matters that may properly come before the Special Meeting or any adjournment or postponement thereof.
THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.
Whether or not you plan to attend the Special Meeting, please complete, date and sign the enclosed proxy and return it in the accompanying envelope as soon as possible so that your shares may be represented at the Special Meeting. Any person giving a proxy has the power to revoke it any time prior to its exercise and, if present at the Special Meeting, may withdraw it and vote in person.
See reverse for voting instructions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

		FOR	AGAINST	ABSTAIN
1.	Proposal to approve the Plan of Liquidation and Dissolution of CABG Medical, Inc.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Proposal to approve adjournments or postponements of the Special Meeting for the purpose of soliciting additional proxies to approve the foregoing proposal.	☐	☐	☐

3.	To transact such other business as may properly come before the Special Meeting or any adjournment thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

Date:

Signature(s) in Box
(Please sign exactly as your name appears hereon. If stock is registered in more than one name, each holder should sign. If signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or other entity, the proxy should be signed by a duly authorized officer or other representative.)